Exhibit 15(a)



Sears Roebuck Acceptance Corp.
Greenville, Delaware


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sears Roebuck Acceptance Corp. for the periods ended March 31, 1995 and 1994, June 30, 1995 and 1994, and September 30, 1995
and 1994, as indicated in our reports dated April 12, 1995, July 13, 1995, and October 12, 1995, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995, and September
30, 1995, are incorporated by reference in Registration
Statement No. 33-64215 on Form S-3.

We are also aware that the aforementioned report, pursuant to Rule 436(ac) under the Securities Act, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Philadelphia, Pennsylvania
February 27, 1996